Exhibit 7

                                     RELEASE

            The undersigned, Esarbee Investments Ltd., of 1170 Peel Street, Montreal, Quebec, for and on behalf of itself and its successors and assigns and any other person claiming by or through the undersigned, for and in consideration of issuance by Cryopak Industries Ltd. (the "Company") to the undersigned of 500,000 Common Shares, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DOES HEREBY REMISE, RELEASE AND FOREVER DISCHARGE the Company and each of its subsidiaries and their respective directors, officers, agents and employees, and their heirs, executors, administrators, successors and assigns (collectively, the "Releasees") or any of them, of and from any and all manner of actions, causes of action, suits, proceedings, claims, damages, complaints, disputes, applications, costs, charges or expenses of any nature or kind whatsoever, whether in law, under statute or in equity, which as against the Company, the Releasees or any of them the undersigned ever had, now have or at any time hereafter may have, by reason of or arising out of the alleged misrepresentations made by the Company concerning its financial condition, results of operations and forecasts in connection with the subscription made by the undersigned to purchase Common Shares of the Company pursuant to that certain subscription agreement dated as of the 7th day of February, 2003 including the representations made in Section 10.1(f), (n), (v) and (aa) thereof (the "Alleged Misrepresentations").

            IT IS AGREED that neither the payment of the consideration provided for herein nor anything herein contained shall be construed or considered as an admission of liability or wrongdoing on the part of the Company, the Releasees or any of them with respect to any dispute between the parties in any way related to the Alleged Misrepresentations, and the same represents full and final settlement of the Alleged Misrepresentations.

            IT IS FURTHER AGREED THAT for the consideration referred to herein, the undersigned shall not make any further claims or take any proceedings (whether at common law or under statute or otherwise) whatsoever against the Company, the Releasees or any of them, or against any other person, company, corporation or other entity who might claim contribution or indemnity from the Company, the Releasees or any of them, in respect of matters which are the subject matter of this Release and the agreement to settle any dispute relating to the Alleged Misrepresentations.

            THE UNDERSIGNED HEREBY REPRESENTS AND DECLARES that it has read this Release and has received independent legal advice prior to executing the same. The undersigned confirms that all of the terms of this Release are contractual and not merely recitals.

            This Release will be governed by and construed in accordance with the laws of the Province of British Columbia.


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            IN WITNESS WHEREOF the undersigned has executed this Release at City of Montreal, in the Province of Quebec, this ________ day of December, 2003.

ESARBEE INVESTMENTS LTD.


By: /s/ Andrew Parsons
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    Name:Andrew Parsons                                (seal)
    Title: Vice-President


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